Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”), dated as of January 13, 2005, is among PETCO Animal Supplies, Inc., a Delaware corporation (the “Company”), PETCO Holding Co., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“HoldingCo”), and PETCO Merger Co., a Delaware corporation and a direct, wholly-owned subsidiary of HoldingCo (“MergerCo”).

RECITALS

WHEREAS, as of the close of business on January 7, 2005, the authorized capital stock of the Company consisted of (i) 250,000,000 shares of common stock, par value $0.001 per share (“Company Common Stock”), of which 57,653,953 shares were issued and outstanding, 3,955,487 shares were reserved for issuance under the Company’s Plans (as defined below) and upon exercise of outstanding Options (each as hereinafter defined) and 0 shares were held in treasury, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which none is outstanding.

WHEREAS, as of the date hereof, the authorized capital stock of HoldingCo consists of (i) 250,000,000 shares of common stock, par value $0.001 per share (“HoldingCo Common Stock”), of which 1,000 shares are issued and outstanding and no shares are held in treasury, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which none is outstanding.

WHEREAS, as of the date hereof, the authorized capital stock of MergerCo consists of 1,000 shares of common stock, par value $0.001 per share (“MergerCo Common Stock”), of which 1,000 shares are issued and outstanding and no shares are held in treasury.

WHEREAS, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of the HoldingCo Preferred Stock and the HoldingCo Common Stock are the same as those of the Company Preferred Stock and the Company Common Stock, respectively.

WHEREAS, the Certificate of Incorporation and the Bylaws of HoldingCo immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Third Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company immediately before the Effective Time (other than with respect to matters excepted by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”)).

WHEREAS, the directors of the Company immediately prior to the Merger (as hereinafter defined) will be the directors of HoldingCo as of the Effective Time.

WHEREAS, the officers of the Company immediately prior to the Merger will be the officers of HoldingCo as of the Effective Time.

WHEREAS, HoldingCo and MergerCo are newly formed corporations organized for the purpose of participating in the transactions herein contemplated.

WHEREAS, the Company desires to create a new holding company structure by merging MergerCo with and into the Company with the Company being the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”), and converting each outstanding share of Company Common Stock into one share of HoldingCo Common Stock, all in accordance with the terms of this Agreement.

WHEREAS, the Boards of Directors of HoldingCo, MergerCo and the Company have approved this Agreement and the merger of MergerCo with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”).

WHEREAS, pursuant to authority granted by the Board of Directors of the Company, the Company will, immediately prior to the Effective Time, contribute to the capital of HoldingCo any shares of Company Common Stock then held by the Company in its treasury.

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, HoldingCo and MergerCo hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. In accordance with Section 251(g) of the DGCL and subject to and upon the terms and conditions of this Agreement, MergerCo shall, at the Effective Time, be merged with and into the Company, the separate corporate existence of MergerCo shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.” At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

Section 1.2 Effective Time. The Merger shall become effective upon the filing, on or after the date hereof and on or before January 13, 2005, of a copy of this Agreement or a Certificate of Merger relating hereto with the Secretary of State of the State of Delaware (the time of such filing being referred to herein as the “Effective Time”).

Section 1.3 Amended and Restated Certificate of Incorporation of the Surviving Corporation. From and after the Effective Time, the Third Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as set forth below and as so amended shall thereafter continue in full force and effect as the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law.

(a) Article I thereof shall be amended so as to read in its entirety as follows:

“The name of the corporation (hereinafter the “Corporation”) is: PETCO ANIMAL SUPPLIES STORES, INC.”

(b) Article IV thereof shall be amended so that the first and second paragraphs shall read in their entirety as follows:

“The total number of shares of stock which the Corporation shall have authority to issue, itemized by class, series and par value, is: one thousand (1,000), consisting of one thousand (1,000) shares of Common Stock, undesignated, par value $0.001 per share.”

(c) A new Article TWELFTH thereof shall be added so as to read in its entirety as follows:

“Any act or transaction by or involving the Corporation (other than the election or removal of directors of the corporation) that requires for its adoption under the General Corporation Law of the State of Delaware or this certificate of incorporation the approval of the stockholders of the corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of PETCO Holding Co., a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware and/or this certificate of incorporation.”

Section 1.4 Bylaws. From and after the Effective Time, the Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

Section 1.5 Directors. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Third Amended and Restated Certificate of Incorporation and the Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Third Amended and Restated Certificate of Incorporation and the Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.7 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Section 251(g) of the DGCL. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of MergerCo or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of MergerCo and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of MergerCo and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of HoldingCo, MergerCo, the Company or the holder of any of the following securities:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one duly issued, fully paid and nonassessable share of HoldingCo Common Stock.

(b) Each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(c) Each share of HoldingCo Common Stock owned by the Company immediately prior to the Merger shall automatically be canceled and retired and shall cease to exist.

(d) From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.9 herein.

Section 1.9 No Surrender of Certificates; Stock Transfer Books. At the Effective Time, the designations, rights, powers and preferences, and qualifications, limitations and restrictions thereof, of the capital stock of HoldingCo will, in each case, be identical with those of the Company immediately prior to the Effective Time. Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of HoldingCo Common Stock.

Section 1.10 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE II.

ACTIONS TO BE TAKEN IN

CONNECTION WITH THE MERGER

Section 2.1 Assumption of Options. At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) then outstanding, under the Amended and Restated 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees and the 2002 Incentive Award Plan (the “Company Stock Option Plans”), whether or not then exercisable, will be assumed by HoldingCo. Each Company Option so assumed by HoldingCo under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Company Stock Option Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price), except that each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of HoldingCo Common Stock equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time. The conversion of any Company Options which are “incentive stock options” within the meaning of Section 422 of the Code into options to purchase HoldingCo Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such Company Options within the meaning of Section 424 of the Code.

Section 2.2 Assumption of Company Stock Option Plans, Stockholders Agreements and Other Agreements. HoldingCo and the Company hereby agree that they will, at or promptly following the Effective Time, execute, acknowledge and deliver an assignment and assumption agreement (the “Assignment and Assumption Agreement”) pursuant to which, from and after the Effective Time, the Company will assign to HoldingCo, and HoldingCo will assume and agree to perform, all obligations of the Company pursuant to the Company Stock Option Plans, the stockholders agreements (the “Stockholders Agreements”) and the other agreements (the “Other Agreements”) listed on Schedule A hereto, each stock option agreement and/or restricted stock agreement entered into pursuant to the Company Stock Option Plans, and each outstanding Company Option granted thereunder). At the Effective Time, the Company Stock Option Plans, the Stockholders Agreements and the Other Agreements shall each be automatically amended as necessary to provide that references to the Company in such agreements shall be read to refer to HoldingCo.

Section 2.3 Reservation of Shares. On or prior to the Effective Time, HoldingCo will reserve sufficient shares of HoldingCo Common Stock to provide for the issuance of HoldingCo Common Stock upon exercise of the Company Options outstanding under the Company Stock Option Plans.

ARTICLE III.

CONDITIONS OF MERGER

Section 3.1 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

(a) The HoldingCo Common Stock to be issued pursuant to the Merger shall have been approved for listing by The NASDAQ Stock Market (“Nasdaq”).

(b) No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

(c) The Board of Directors of the Company shall have received evidence in form and substance reasonably satisfactory to it indicating that holders of Company Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

(d) All third party consents and approvals required, or deemed by the Board of Directors of the Company advisable, to be obtained under any note, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, exchange membership, exchange allocation, plan or instrument or obligation to which the Company or any subsidiary or affiliate of the Company is a party, or by which the Company or any subsidiary or affiliate of the Company, or any property of the Company or any subsidiary or affiliate of the Company may be bound, in connection with the Merger and the transactions contemplated thereby, shall have been obtained by the Company or its subsidiary or affiliate, as the case may be.

ARTICLE IV.

COVENANTS

Section 4.1 Election of Directors. Effective as of the Effective Time, the Company, in its capacity as the sole stockholder of HoldingCo, will, if necessary to comply with Section 251(g) of the DGCL, remove each of the then directors of HoldingCo, cause the board of directors of HoldingCo to effect such amendments to the bylaws of HoldingCo as are necessary to increase the number of directors of HoldingCo to equal the number of directors of the Company immediately prior to the Effective Time, and elect each person who is then a member of the board of directors of the Company as a director of HoldingCo, each of whom shall serve until his successor shall have been elected and qualified in accordance with the Certificate of Incorporation of the Surviving Corporation.

Section 4.2 Listing of HoldingCo Common Stock. HoldingCo will use its best efforts to obtain, at or before the Effective Time, confirmation of listing on the Nasdaq of the HoldingCo Common Stock issuable pursuant to the Merger.

Section 4.3 The Plans. The Company and HoldingCo will take or cause to be taken all actions necessary or desirable in order for HoldingCo to assume the Plans, each stock option agreement entered into pursuant thereto, and each Option granted thereunder, all to the extent deemed appropriate by the Company and HoldingCo and permitted under applicable law.

Section 4.4 Debt Agreements. In connection with the execution and delivery by Company of the credit agreement listed on Schedule B hereto, HoldingCo shall become a guarantor of the obligations of the Company under such credit agreement, and HoldingCo shall execute and deliver a guaranty thereto and such other documents related to the credit agreement and guaranty, including the security agreement thereunder, as applicable. HoldingCo shall execute and deliver a supplemental indenture pursuant to which HoldingCo shall become a guarantor under the indenture listed on Schedule B.

Section 4.5 Insurance. HoldingCo shall procure insurance or cause the execution of the insurance policies of the Company such that, upon consummation of the Merger, HoldingCo shall have insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Merger.

Section 4.6 Assumption of Agreements. The Company and HoldingCo will take or cause to be taken all actions necessary or desirable in order for HoldingCo to assume and perform the obligations of the Company under the Stockholder Agreements and the Other Agreements, all to the extent deemed appropriate by the Company and HoldingCo and permitted under applicable law.

Section 4.7 Contribution of Treasury Stock. Immediately prior to the Effective Time, the Company will contribute to the capital of HoldingCo any shares of Company Common Stock then held in the treasury of the Company.

Section 4.8 Contribution of Outstanding HoldingCo Stock. At the Effective Time, the Company will contribute to the capital of HoldingCo all shares of HoldingCo Common Stock outstanding immediately prior to the Effective Time and owned of record and beneficially by the Company.

ARTICLE V.

TERMINATION AND AMENDMENT

Section 5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company or the Board of Directors of MergerCo if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither the Company or MergerCo nor their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.

Section 5.2 Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the DGCL, be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties to this Agreement.

ARTICLE VI.

MISCELLANEOUS PROVISIONS

Section 6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.

Section 6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 6.3 Entire Agreement. This Agreement, including the Schedules attached hereto, together with the Assignment and Assumption Agreement constitute the entire agreement and supersede all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or supplemented except by a written document executed by the parties to this Agreement.

Section 6.4 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

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IN WITNESS WHEREOF, HoldingCo, MergerCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PETCO ANIMAL SUPPLIES, INC.

By:	/s/ Rodney Carter
Name:	Rodney Carter
Title:	Senior Vice President and Chief Financial Officer

PETCO HOLDING CO.

By:	/s/ Rodney Carter
Name:	Rodney Carter
Title:	Senior Vice President and Chief Financial Officer

PETCO MERGER CO.

By:	/s/ Rodney Carter
Name:	Rodney Carter
Title:	Senior Vice President and Chief Financial Officer

CERTIFICATE OF THE CORPORATE SECRETARY

OF

PETCO MERGER CO.

I, Darragh Davis, the Corporate Secretary of PETCO Merger Co., a Delaware corporation (the “Corporation”), hereby certify that the Agreement and Plan of Reorganization (the “Agreement”) to which this certificate is attached, after having been duly approved by the Board of Directors of the Corporation, was then submitted to the sole stockholder of the Corporation, which stockholder adopted and approved the Agreement by its written consent thereto given in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 13th day of January, 2005.

/s/ Darragh Davis
Name: Darragh Davis
Title: Corporate Secretary

CERTIFICATE OF THE CORPORATE SECRETARY

OF

PETCO ANIMAL SUPPLIES, INC.

I, Darragh Davis, the Corporate Secretary of PETCO Animal Supplies, Inc., a Delaware corporation (the “Corporation”), hereby certify that the Agreement and Plan of Reorganization to which this certificate is attached has been adopted by the Board of Directors of the Corporation pursuant to Section 251(g) of the General Corporation Law of the State of Delaware and that the conditions specified in the first sentence of such subsection have been satisfied.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 13th day of January, 2005.

/s/ Darragh Davis
Name: Darragh Davis
Title: Corporate Secretary

SCHEDULE A

Agreements to be Assumed by HoldingCo

Stock Option Plan and Agreements

The 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of the Company, as amended and restated as of October 2, 2000.

2002 Incentive Award Plan of PETCO Animal Supplies, Inc.

PETCO Animal Supplies, Inc. Non-qualified Stock Option Agreements.

PETCO Animal Supplies, Inc. Incentive Stock Option Agreements.

PETCO Animal Supplies, Inc. Restricted Stock Agreements.

Stockholders Agreements

Amended and Restated Stockholders Agreement, dated as of February 19, 2002, by and among the Company and certain stockholders of the Company.

Amended and Restated Securityholders Agreement, dated as of February 19, 2002, by and among the Company and certain securityholders of the Company.

Other Agreements

Indemnification Agreements between the Company and its officers and directors.

SCHEDULE B

Debt Agreements

Indenture, dated as of October 26, 2001, by and among the Company, certain subsidiaries of the Company and U.S. Bank N.A., as trustee.

Credit Agreement dated as of January 13, 2005, and entered into by and among the Company, the Lenders listed on the signature pages thereof, Bank of America, N.A., as syndication agent, and Wells Fargo Bank, National Association, as sole lead arranger, book runner and administrative agent for the lenders.